EXHIBIT A: Joint Filing Agreement
In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares, par value $0.001 per share, of VanceInfo Technologies Inc., a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.
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Signature Page
IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 11, 2011.

Chris Shuning Chen	By:	/s/ Chris Shuning Chen
Chris Shuning Chen

Button Software Ltd.	By:	/s/ Chris Shuning Chen
		Name:	Chris Shuning Chen
		Title:	Director

TAIRON INVESTMENT LIMITED	By:	/s/ Chris Shuning Chen
		Name:	Chris Shuning Chen
		Title:	Director

Altivo Investments Limited	By:	/s/ Joni Sim and Tang Yang Ping
Name: Joni Sim, Tang Yang Ping Authorized Signatories For and on behalf of Bukit Merah Limited
Title: Corporate Director

Credit Suisse Trust Limited	Credit Suisse Trust Limited in its capacity of Trustee of The Altivo Trust
	By:	/s/ Joni Sim
		Name:	Joni Sim
		Title:	Authorized Signatory

	By:	/s/ Tang Yang Ping
		Name:	Tang Yang Ping
		Title:	Authorized Signatory